Exhibit 16

July 8, 2008

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: IPtimize, Inc.

We have read and agree with the comments in Item 4.01 of Form 8-K of IPtimize, Inc. dated July 2, 2008 related to the dismissal of our firm as the registrant’s independent registered public accounting firm.

Yours truly,

Stark Winter Schenkein & Co., LLP